                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)


                                                                Nine Months Ended            Three Months Ended
                                                                  September 30,                 September 30,
                                                                ------------------           -------------------
                                                                1998          1997            1998         1997
                                                                ----          ----            ----         ----

Basic earnings per share:

      Net income                                              $ 195,943    $ 226,877         $ 52,915     $ 77,000
      Average shares outstanding                                166,871      165,690          167,072      163,124
      Net income per common share                                $ 1.17       $ 1.37            $ .31        $ .47


Diluted earnings per share:

      Net income                                              $ 195,943    $ 226,877         $ 52,915     $ 77,000

      Interest on convertible debentures--net of tax              1,452        2,128              471          707
                                                              ---------    ---------         --------     --------

      Net income for per share calculation (diluted)          $ 197,395    $ 229,005         $ 53,386     $ 77,707
                                                              =========    =========         ========     ========


      Average shares outstanding                                166,871      165,690          167,072      163,124

      Effective of dilutive securities:

       5.5% convertible senior debentures                         3,547        5,318            3,547        5,318

       Stock options                                              1,833        1,258            1,614        1,521
                                                              ---------    ---------         --------     --------

      Total dilutive shares                                     172,251      172,266          172,233      169,963
                                                               ========     ========         ========     ========

      Net income per common share--diluted                       $ 1.15       $ 1.33            $ .31        $ .46